                                  [VION LOGO]


                                                                   Exhibit 99.1

                                 COMPANY CONTACT:     Vion Pharmaceuticals, Inc.
                                                    Howard B. Johnson, President
                                                            (203) 498-4210 phone

     Vion Provides Update on Clinical Trials of Triapine'r' as a Single Agent

NEW HAVEN, CT, February 6, 2004 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced an update on the Phase II single agent clinical trials of its anticancer product Triapine'r' in head and neck cancer and in prostate cancer.

Patient accrual and analysis of response for the head and neck cancer trial is now complete. Among a total of 32 patients with recurrent or metastatic disease, including 40% that had received a prior chemotherapy, one patient achieved a partial response, and nine had stable disease after 4 courses (at approximately 8 weeks). Treatment was well-tolerated. With respect to the Phase II clinical trial of Triapine'r' in patients with prostate cancer, the Company has decided to close accrual after ten patients in order to focus resources on its two ongoing Phase II studies of Triapine'r' in combination with gemcitabine.

Dr. Mario Sznol, Vice President, Clinical Affairs stated, "We are pleased to have observed some single agent activity and a good safety profile for Triapine'r' in patients with head and neck cancer. The data provide additional confirmation that Triapine'r' has meaningful biological effects at well-tolerated doses in patients with advanced disease." He added, "The focus of our development strategy for Triapine'r' continues to be in combination with other approved anticancer agents."

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion has two agents in clinical trials:
Triapine'r', a potent inhibitor of a key step in DNA synthesis, and CLORETAZINE'TM' (VNP40101M), a unique sulfonyl hydrazine alkylating agent. Agents in preclinical studies include: TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors and KS119, a hypoxia-selective compound from the sulfonyl hydrazine class. Vion is also developing and has an option to license several heterocyclic hydrazones which have demonstrated potent anti-tumor activity in preclinical studies. For additional information on Vion and its product development programs, visit the Company's Internet web site at WWW.VIONPHARM.COM.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause ion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                      # # #